Exhibit 10.3

AMENDMENT NO. 2

DEL MONTE CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As amended and restated effective June 29, 2006 and amended by Amendment No. 1 as of January 1, 2005)

The Del Monte Corporation Supplemental Executive Retirement Plan, as amended and restated effective June 29, 2006 and as amended by Amendment No. 1 adopted December 14, 2006 (the “Plan”) is hereby amended pursuant to Section 5.1 of the Plan effective as of January 1, 2008.

This Amendment is intended to be an amendment for the purposes of compliance with Internal Revenue Code Section 409A (“Section 409A”) and the guidance issued thereunder, subject to the transition period provisions of IRS Notice 2007-78.

1.

Section 1.12(c) is amended by adding at the end as follows:

, and any annual bonus paid under the AIP after the date of termination of employment but included in Compensation for the purposes of the PRA.

2.

Section 1.30 and any reference to the Supplemental Benefits Plan is deleted because, as a result of the merger of that plan into the Additional Benefits Plan, all references to the Additional Benefits Plan include all benefits under the Supplemental Benefits Plan.

3.

Section 3.1(b)(v) is amended by inserting the phrase, “taking into account Section 4.2(e) of PRA” after the phrase “if any” in the first sentence.

4.

Section 5.1 is amended by adding at the end the following:

It is the intention of the Corporation and each Participant that this Plan not result in unfavorable tax consequences to a Participant under Code Section 409A. Accordingly, each Participant, as a condition of participation, consents to any amendment of this Plan as the Corporation may reasonably make in furtherance of such intention, and the Corporation shall promptly provide or make available to a Participant a copy of such amendment. Any such amendment shall be made in a manner that preserves to the maximum extent possible the intended benefits to a Participant. This Section 5.1 does not create an obligation on the part of the Corporation to modify this Plan and does not guarantee that the amounts or benefits owed under this Plan will not be subject to interest and penalties under Code Section 409A.

5.

New Sections 6.7, 6.8 and 6.9 are added as follows:

6.7 Acceleration of Payment Date. Notwithstanding the provisions of the Plan to the contrary, the distribution of benefits under the Plan may be accelerated, with the consent of the Corporation, in accordance with Code Section 409A and the rules and regulations thereunder, including, but not limited to, acceleration in connection with the following:

(a) Acceleration is permitted to make payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b) Acceleration is permitted to make payments as necessary to comply with the provisions of a certificate of divestiture (as defined in Code Section 1043(b)(2)).

(c) Acceleration is permitted to make payments of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this acceleration provision may not exceed the aggregate of the applicable FICA amount, and the income tax withholding related to such FICA amount.

(d) Upon a good faith, reasonable determination by the Corporation, upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A with respect to a Participant and the regulations thereunder, acceleration is permitted to make payments to the Participant not to exceed the amount required to be included in income as a result of any such failure.

6.8 Delay of Payment Date. Notwithstanding the provisions of the Plan to the contrary, the distribution of benefits under the Plan may be delayed in any manner and for any period of time as permitted under Code Section 409A, as determined by the Committee.

6.9 Separation From Service. Termination of employment shall not be considered to have occurred until the Participant incurs a separation from service as defined in Treasury Regulations issued pursuant to Section 409A of the Code.

6.

Except as specifically amended herein, the terms of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 2 to be adopted by the Compensation and Benefits Committee of the Board of Directors and executed by its duly designated officer.

DEL MONTE CORPORATION

By:	/s/ Richard W. Muto
Richard W. Muto
Vice President, Human Resources

Date: September 27, 2007